SECURITIES AND EXCHANGE COMMISSION
                     Washington, D.C.  20549


                 ______________________________
                          SCHEDULE 13G

     Information Statement pursuant to Rules 13d-1 and 13d-2
            Under the Securities Exchange Act of 1934

                        (Final Amendment)


                 American Oncology Resources, Inc.
_________________________________________________________________
                        (Name of Issuer)



                   Common Stock, $.01 par value
_________________________________________________________________
                 (Title of Class of Securities)



                            028910107
_________________________________________________________________
                         (CUSIP Number)














                 ______________________________

CUSIP No.  028910107                            Page 2 of 5 Pages
_________________________________________________________________
1)   Name of Reporting Person                 Welsh, Carson,
     S.S. or I.R.S. Identification            Anderson & Stowe
     No. of Above Person                      V, L.P.
_________________________________________________________________
2)   Check the Appropriate Box                  (a) [ X ]
     if a Member of a Group                     (b) [   ]
_________________________________________________________________
3)   SEC Use Only
_________________________________________________________________
4)   Citizenship or Place                     Delaware
     of Organization
_________________________________________________________________
Number of Shares         5)   Sole Voting     1,452,154 shares of
Beneficially                  Power           Common Stock, $.01
Owned by Each                                 par value ("Common
Reporting Person                              Stock")
With:                    ________________________________________
                         6)   Shared Voting
                              Power               -0-
                         ________________________________________
                         7)   Sole Disposi-   1,452,154 shares of
                              tive Power      Common Stock
                         ________________________________________
                         8)   Shared Dis-
                              positive Power      -0-
                         ________________________________________

9)   Aggregate Amount Beneficially            1,452,154 shares of
     Owned by Each Reporting Person           Common Stock

_________________________________________________________________
10)  Check if the Aggregate
     Amount in Row (9)
     Excludes Certain Shares
_________________________________________________________________
11)  Percent of Class
     Represented by                               4.9%
     Amount in Row (9)
_________________________________________________________________
12)  Type of Reporting
     Person                                  PN

CUSIP No.  028910107                            Page 3 of 5 Pages
_________________________________________________________________
1)   Name of Reporting Person                 WCAS Healthcare
     S.S. or I.R.S. Identification             Partners, L.P.
     No. of Above Person
_________________________________________________________________
2)   Check the Appropriate Box                  (a) [ X ]
     if a Member of a Group                     (b) [   ]
_________________________________________________________________
3)   SEC Use Only
_________________________________________________________________
4)   Citizenship or Place                     Delaware
     of Organization
_________________________________________________________________
Number of Shares         5)   Sole Voting         -0-
Beneficially                  Power
Owned by Each
Reporting Person
With:                    ________________________________________
                         6)   Shared Voting
                              Power               -0-
                         ________________________________________
                         7)   Sole Disposi-       -0-
                              tive Power
                         ________________________________________
                         8)   Shared Dis-
                              positive Power      -0-
                         ________________________________________

9)   Aggregate Amount Beneficially                -0-
     Owned by Each Reporting Person

_________________________________________________________________
10)  Check if the Aggregate
     Amount in Row (9)
     Excludes Certain Shares
_________________________________________________________________
11)  Percent of Class
     Represented by                             -0-
     Amount in Row (9)
_________________________________________________________________
12)  Type of Reporting
     Person                                  PN

CUSIP No.  028910107                            Page 4 of 5 Pages
                 Final Amendment to Schedule 13G
                 _______________________________

          Reference is hereby made to the statement on Schedule 13G originally filed with the Securities and Exchange Commission on January 29, 1996 and Amendment No. 1 thereto filed on February 12, 1997 (as so amended, the "Schedule 13G"). Terms defined in the Schedule 13G are used herein as so defined.

          The Schedule 13G is hereby amended as follows:

Item 1(b) -    Address of Issuer's Principal Executive Offices:

               16825 Northchase Drive, Suite 1300
               Houston, TX  77060

Item 4 -       Ownership.

               (a)  Amount Beneficially Owned:

               WCAS V:  1,452,154 shares of Common Stock
               Healthcare Partners:  -0-

               (b)  Percent of Class:
               WCAS V:  4.9%
               Healthcare Partners:  -0-

               (c)  Number of shares as to which such person has:

               (i)  sole power to vote or to direct the vote:
                    WCAS V:  1,452,154
                    Healthcare Partners:  -0-

               (ii) shared power to vote or to direct the vote:
                    -0-

               (iii) sole power to dispose or to direct the
                    disposition of:
                    WCAS V:  1,452,154
                    Healthcare Partners:  -0-

               (iv) shared power to dispose or to direct the
                    disposition of:  -0-

Item 5 -       Ownership of Five Percent or Less of a Class:

               This statement is being filed to report that as of the date hereof the Reporting Persons have ceased to be the beneficial owners of more than five percent of the Common Stock.

CUSIP No.  028910107                            Page 5 of 5 Pages

Signature:

          After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                         WELSH, CARSON, ANDERSON & STOWE V, L.P.
                         By:  WCAS V Partners, General Partner


                         By    /s/ Laura VanBuren
                                   General Partner


                         WCAS HEALTHCARE PARTNERS, L.P.
                         By:  WCAS HP Partners, General Partner


                         By    /s/ Russell L. Carson
                                    General Partner

Dated:  February 10, 1998